Exhibit 99.1

  PMC-Sierra Provides Update on Business Activity Level and Q2 2005
                          Restructuring Plan

    SANTA CLARA, Calif.--(BUSINESS WIRE)--June 24, 2005--PMC-Sierra, Inc. (Nasdaq:PMCS) is today providing an update on current business activity levels and is updating its second quarter restructuring plan previously announced during the Company's first quarter webcast conference call on April 20, 2005, and included in its 10Q filing on May 12, 2005.
    Regarding current business activity levels, the Company's revenues in the second quarter of 2005 are expected to be at or near the high-end of the revenue range provided during the Company's webcast conference call on April 20, 2005, following its first quarter earnings release. At that time, the revenue outlook provided was $70 million to $72 million in revenues for the second quarter of 2005, or 6% to 9% sequential growth. Additionally, by the end of the second quarter, the Company's book-to-bill ratio is expected to exceed 1.1 as current quarter bookings are already greater than the Company's second quarter revenue outlook.
    As part of its on-going efforts to improve its operating efficiency, the Company announced previously that it was eliminating 26 positions at a restructuring cost of approximately $1.5 million. Subsequently, the Company identified additional restructuring opportunities to further improve operating efficiencies and has now determined to eliminate approximately 63 further positions, primarily related to research and development, at a restructuring cost of approximately $5.9 million. Therefore, in the second quarter of 2005, the Company expects to eliminate in aggregate approximately 89 positions at a total cost of approximately $7.4 million. It is estimated the restructuring will reduce the Company's on-going annualized operating expenses by approximately $10 to $12 million per year.
    The restructuring will not impact the Company's near term revenues and is expected to be completed by the end of the second quarter of 2005. The aggregate costs related to the restructuring, including severance costs related to the Company workforce reduction of approximately 10%, will be recorded in the financial statements for the quarter ending July 3, 2005. PMC-Sierra currently has 902 full-time employees in its worldwide operations. The restructuring primarily relates to PMC's design and operations center in Santa Clara, CA.
    "Business conditions across all of our product groups are improving, with new communications and storage products contributing to our business momentum," said Bob Bailey, Chairman and CEO of PMC-Sierra. "Additionally, we are continuing to focus on improving the efficiency of our operations to enhance our on-going business performance."
    Management will provide more details on the second quarter activity and restructuring during the Company's second quarter 2005 conference call scheduled for July 21, 2005, at 1:30 p.m. Pacific Time. To listen to the call, please access the audio webcast of the call from our corporate Web site at www.pmc-sierra.com. During this call, management will also be providing a business outlook for the third quarter of 2005.

    Safe Harbor Statement

    PMC-Sierra's forward-looking statements regarding expected second quarter and future revenues, restructuring expenses and future reductions in operating expenses are subject to risks and uncertainties. PMC-Sierra's actual results may differ from these projections. Actual revenues will be affected by the level of shipments through the end of this quarter by the Company and its distributors to its customers, and by customer use of consignment inventory. PMC's book-to-bill ratio at the end of the quarter may be higher or lower than expected depending on actual shipments and bookings in the rest of the quarter. The Company makes no projection as to third quarter 2005 revenues or bookings. Restructuring expenses may be greater than projected or may be incurred after the end of the second quarter. Anticipated savings in operating expenses may be lower than projected if PMC must replace terminated employees or if it incurs unanticipated restructuring-related costs. The Company's SEC filings describe more fully the risks associated with revenues, orders and restructurings, including PMC-Sierra's limited revenue visibility due to variable customer demands, orders with short delivery lead times and customer concentration.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of high-speed broadband communications semiconductors and MIPS-Powered(TM) processors for enterprise, access, metro, storage, wireless infrastructure and advanced consumer electronics equipment. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2005. All rights reserved. PMC, PMCS, PMC-Sierra, and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. All other trademarks are the property of the respective owners.

    CONTACT: PMC-Sierra, Inc.
             Alan Krock, 408-988-1204
             or
             David Climie, 408-988-8276
             or
             Susan Kirk, 408-988-8515
             susan_kirk@pmc-sierra.com